FOR IMMEDIATE RELEASE:

RADIO ONE, INC. ANNOUNCES THAT CHRISTOPHER WEGMANN HAS BEEN NAMED PRESIDENT OF THE RADIO DIVISION

WASHINGTON, Oct. 28, 2013 /PRNewswire/ -- Radio One, Inc. (NASDAQ: ROIAK; ROIA) announced today that effective November 1, Christopher Wegmann will become President of the Radio Division, reporting to Alfred C. Liggins, III, who will continue as Chief Executive Officer.

Alfred C. Liggins, III, Radio One's CEO stated, "I am pleased to announce that Chris Wegmann has been named President of the Radio Division effective November 1. Chris has been with Radio One for four years and has steadily assumed more and more responsibility for the radio stations in our portfolio. Chris is a seasoned radio broadcaster with a track record of excellence in managing teams and delivering revenue and cash-flow growth during his 35 year career in broadcasting and we are fortunate to be able to have someone with his expertise fill such a critical role."

Commenting on his new position, Wegmann stated, "I am very honored that Alfred and Ms. Hughes have entrusted me with their confidence to lead the radio division. Here at Radio One we have a very dedicated and talented group of individuals who know what it takes to deliver high impact client campaigns across multiple platforms and markets."

Wegmann has been a major market manager for the past 13 years building on prior successes in medium and small markets. An effective consensus builder, he has the ability to facilitate change and empower teams to achieve at the highest level. He currently serves on the board of the Maryland-DC-Delaware Broadcasters Association, having held similar positions in Georgia, Texas and Louisiana and has a long established history of community service. Wegmann is also a current member of the Arbitron Advisory Board.

About Radio One

Radio One, Inc., together with its subsidiaries (http://www.radio-one.com/), is a diversified media company that primarily targets African-American and urban consumers. The Company is one of the nation's largest radio broadcasting companies, currently owning and/or operating 54 broadcast stations located in 16 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (http://www.blackamericaweb.com/), the Company also operates syndicated programming including the Tom Joyner Morning Show, the Russ Parr Morning Show, the Yolanda Adams Morning Show, the Rickey Smiley Morning Show, Bishop T.D. Jakes' "Empowering Moments", and the Reverend Al Sharpton Show. Beyond its core radio broadcasting franchise, Radio One owns Interactive One (http://www.interactiveone.com/), an online platform serving the African-American community through social content, news, information, and entertainment. Interactive One operates a number of branded sites, including News One, UrbanDaily, HelloBeautiful and social networking websites, including BlackPlanet, MiGente, and Asian Avenue. In addition, the Company owns a controlling interest in TV One, LLC (http://www.tvoneonline.com/), a cable/satellite network programming primarily to African-Americans.